Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180356

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 13 DATED NOVEMBER 2, 2015
TO THE PROSPECTUS DATED APRIL 2, 2015

This document supplements, and should be read in conjunction with, our prospectus dated April 2, 2015, as supplemented by Supplement No. 1 dated April 2, 2015, Supplement No. 2 dated May 4, 2015, Supplement No. 3 dated May 19, 2015, Supplement No. 4 dated June 3, 2015, Supplement No. 5 dated July 2, 2015, Supplement No. 6 dated August 3, 2015, Supplement No.7 dated August 6, 2015, Supplement No. 8 dated August 14, 2015, Supplement No. 9 dated September 1, 2015, Supplement No. 10 dated September 30, 2015, Supplement No. 11 dated October 2, 2015 and Supplement No.12 dated October 23, 2015. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose our daily net asset value per share for our Class A shares and Class B shares for the month of October 2015.

Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A and Class B shares of our common stock on each business day for the month of October 2015:

Date	NAV per Class A Share	NAV per Class B Share
October 1, 2015	$12.63	$12.74
October 2, 2015	$12.65	$12.75
October 5, 2015	$12.67	$12.77
October 6, 2015	$12.66	$12.77
October 7, 2015	$12.68	$12.78
October 8, 2015	$12.69	$12.80
October 9, 2015	$12.69	$12.80
October 12, 2015	$12.70	$12.81
October 13, 2015	$12.69	$12.79
October 14, 2015	$12.67	$12.78
October 15, 2015	$12.70	$12.80
October 16, 2015	$12.71	$12.81
October 19, 2015	$12.73	$12.84
October 20, 2015	$12.73	$12.84
October 21, 2015	$12.72	$12.83
October 22, 2015	$12.73	$12.84
October 23, 2015	$12.72	$12.82
October 26, 2015	$12.72	$12.83
October 27, 2015	$12.72	$12.83
October 28, 2015	$12.72	$12.83
October 29, 2015	$12.72	$12.83
October 30, 2015	$12.71	$12.81
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.